Exhibit 4.2

NEW YORK COMMUNITY BANCORP, INC.

as the Company

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 6, 2018

to

INDENTURE

Dated as of November 6, 2018

5.90% Fixed-to-Floating Rate Subordinated Notes due 2028

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is dated as of November 6, 2018, by and between New York Community Bancorp, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”), under the Base Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of November 6, 2018 (the “Base Indenture,” and as hereby supplemented and amended, the “Indenture”), providing for the establishment from time to time of series of the Company’s unsecured subordinated debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”) and the issuance from time to time of Securities under the Indenture;

WHEREAS, Sections 9.01(vii) and (viii) of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture (x) to establish the form or forms or terms of Securities of any series as permitted by Section 2.01 and 3.01 of the Base Indenture and to provide for the issuance thereof and (y) to change or eliminate any provisions of the Base Indenture;

WHEREAS, no series of any Securities have been issued under the Indenture;

WHEREAS, pursuant to Section 2.01 and 3.01 of the Base Indenture, the Company desires to establish a new series of Securities under the Indenture to be known as its “5.90% Fixed-to-Floating Rate Subordinated Notes due 2028” (the “2028 Series”) and to establish and set the form and terms of the notes of the 2028 Series (the “Notes”), as provided in this First Supplemental Indenture and to provide for the initial issuance of Notes of the 2028 Series in the aggregate principal amount of $300,000,000; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture; all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable agreement in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been satisfied; and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATIONS

Section 1.01 Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02 Definition of Terms. For all purposes of this First Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture, provided that if the definition of a capitalized term defined in this First Supplemental Indenture conflicts with the definition of that capitalized term in the Base Indenture, the definition of that capitalized term in this First Supplemental Indenture shall control for purposes of this First Supplemental Indenture and the Notes;

(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) unless otherwise specified or unless the context requires otherwise, (i) all references in this First Supplemental Indenture to Sections refer to the corresponding Sections of this First Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this First Supplemental Indenture; and

(f) for purposes of this First Supplemental Indenture and the Notes, the following terms have the meanings given to them in this Section 1.02(f):

“1940 Act Event” means an event requiring the Company to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

“Applicable Procedures” of a Depositary means, with respect to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

“Business Day” means, for interest payable on or before November 6, 2023 or for any repayment of principal on the Maturity Date or any earlier date of redemption, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, executive order or regulation to close in The City of New York or, if applicable, any other place of payment for the Notes, and, for interest payable after November 6, 2023 (other than on the Maturity Date or any earlier date of redemption), any such day that is also a London Banking Day.

“Calculation Agent” means Wilmington Trust, National Association, or any other successor appointed by the Company (including the Company or any of its Affiliates), acting as calculation agent, which appointment shall not require prior notice to or consent of the holders of the Notes.

“Default” means:

(i)	any Event of Default with respect to the Notes;

(ii)	default in the payment of principal of or premium on the Notes on the Stated Maturity Date;

(iii)	default in the payment of any interest upon the Notes when such interest becomes due and payable, and continuance of such default for a period of 30 days; or

(iv)

failure by the Company to duly observe or perform any of the other covenants or agreements on the Company’s part in the Notes or in the Indenture and continuance of such failure for a period of 90 days after the date on which written notice of such failure is received by the Company from the Trustee, or the Company and the Trustee receive written notice from the holders of at least 25% principal amount of the Notes at the time Outstanding.

“Depositary” has the meaning set forth in Section 2.03.

“DTC” shall have the meaning set forth in Section 2.03 hereof.

“Expiration Date” has the meaning specified in Section 1.04(x) of the First Supplemental Indenture.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or any successor regulatory authority with jurisdiction over bank or financial holding companies.

“Fixed Rate Period” shall have the meaning set forth in Section 2.05(a) hereof.

“Floating Rate Period” shall have the meaning set forth in Section 2.05(a) hereof.

“Global Note” shall be a global security representing Notes and have the meaning set forth in Section 2.04 hereof.

“Independent Tax Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of U.S. federal income taxation law, including the deductibility of interest payments made with respect to corporate debt instruments, and shall include any Person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tax Event.”

“Interest Determination Date” means, with respect to an Interest Period during the Floating Rate Period, the second London Banking Day prior to the beginning of such Interest Period.

“Interest Payment Date” means each date on which interest on the Notes is payable, in accordance with the provisions of Section 2.05 hereof.

“Interest Period” shall have the meaning set forth in Section 2.05(b) hereof.

“London Banking Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Maturity” means the date on which the principal or Maturity Consideration of such Security (or any installment of principal or Maturity Consideration) becomes due and payable or deliverable as therein or herein provided, whether at the Stated Maturity or acceleration (whether by declaration or otherwise), call for redemption or otherwise.

“Maturity Date” means, with respect to the principal repayable on such date, the Stated Maturity Date or date of earlier redemption, if applicable.

“Original Issue Discount Security” means any Security which provides for an amount less than the principal amount thereof to be due and payable upon acceleration (whether by declaration or otherwise) of the Maturity thereof pursuant to Section 7.02.

“Outstanding” means, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture, except:

(i)     such Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(ii)     such Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee for such series or any Paying Agent in trust for the Holders of such Notes, provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made; and

(iii)     such Notes which have been paid pursuant to Section 3.06 of the Base Indenture or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a protected purchaser (within the meaning of Article 8 of the Uniform Commercial Code) in whose hands such Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of such Notes Outstanding have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be

Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which are registered in the Security Register in the name of the Company, any obligor stated to be so obligated on such Notes or any Affiliate of the Company or such obligor which is listed as such on an Officers’ Certificate delivered to the Trustee shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor. The Trustee shall be entitled to request and rely upon an Officers’ Certificate as conclusive evidence regarding the ownership or pledge of Notes by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Place of Payment” shall mean an office or agency of the Company maintained for such purpose, which shall initially be the corporate trust office of the Trustee located at 1100 North Market Street, Wilmington, Delaware 19890, Attn: New York Community Bancorp, Inc. Administrator.

“Redemption Date” means the date fixed for redemption of the Notes by or pursuant to the Indenture.

“Redemption Price” means the price at which a Note is to be redeemed pursuant to the Indenture.

“Record Date” means the 15th calendar day preceding the related Interest Payment Date, whether or not a Business Day.

“Regulatory Capital Treatment Event” means the Company’s good faith determination, that as a result of:

(a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes;

(b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Notes; or

(c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then Outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any Notes are Outstanding.

“Senior Indebtedness” means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), if any, on:

(i)

all indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for borrowed money (including obligations of the Company in respect of overdrafts and any loans or advances from banks, whether or not evidenced by notes or similar instruments);

(ii)

all obligations of the Company associated with derivative products such as foreign exchange contracts, currency exchange agreements, interest rate protection agreements, commodity contracts and similar arrangements;

(iii)	all indebtedness, obligations and other liabilities (contingent or otherwise) of the Company evidenced by bonds, debentures, notes or other instruments for the payment of money;

(iv)

all indebtedness of the Company incurred in connection with the acquisition of any properties or assets (whether or not the recourse of the lender is to the whole of the Company’s assets or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business;

(v)

all obligations and liabilities (contingent or otherwise) in respect of the Company’s leases required or permitted, in conformity with accounting principles generally accepted in the United States of America, to be accounted for as capitalized lease obligations on the Company’s balance sheet;

(vi)	all obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes;

(vii)

all direct or indirect guaranties or similar agreements by the Company in respect of, and obligations or liabilities (contingent or otherwise) of the Company to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described above; and

(viii)

any and all amendments, renewals, extensions and refundings of any such indebtedness, obligations or liabilities, in each case, whether outstanding on the date that the Company enter into the Indenture or arising after that time.

“Senior Indebtedness” shall not include:

(i)

any indebtedness in which the instrument or instruments evidencing or securing any such indebtedness, or in any amendment, renewal, extension or refunding of such instrument or instruments, expressly provides that such indebtedness shall not be senior in right of payment to the Notes or expressly provides that such indebtedness is pari passu with or junior to the Notes;

(ii)	the Company’s junior subordinated deferrable interest debentures outstanding as of the date of this First Supplemental Indenture; and

(iii)	trade accounts payable in the Company’s ordinary course of business.

“Stated Maturity Date” shall have the meaning set forth in Section 2.02 hereof.

“Tax Event” means the receipt by the Company of an opinion of Independent Tax Counsel to the effect that, as a result of:

(a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

(b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

(c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation;

in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; provided, however, that an interest disallowance or deferral pursuant to Section 163(j) of the Internal Revenue Code as in effect on the date of this First Supplemental Indenture shall not be taken into account for purposes of this definition and thus shall not trigger a Tax Event.

“Three-Month LIBOR” means, as determined by the Calculation Agent:

(i)    The rate for deposits in U.S. dollars having an index maturity of three months as such rate is displayed on Bloomberg on page BBAM1 (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars) (“Bloomberg BBAM1”) as of 11:00 a.m., London time, on such Interest Determination Date. In the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero. If no such rate so appears, three-month LIBOR on such Interest Determination Date will be determined in accordance with the provisions described in clause (ii) or (iii) below.

(ii)    With respect to an Interest Determination Date on which no rate is displayed on Bloomberg BBAM1 as specified in clause (i) above, the Calculation Agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters for any offering of the Notes) in the London interbank market, as selected by the Company, and whose name and contact information shall be provided by the Company in writing to the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars having an index maturity of three months, commencing on the first day of the related Interest Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then three-month LIBOR on such Interest Determination Date will be the arithmetic mean calculated by the Calculation Agent of such quotations. If fewer than two such quotations are so provided, then three-month LIBOR on such Interest Determination Date will be the arithmetic mean calculated by the Calculation Agent of the rates quoted at approximately 11:00 a.m., in New York City, on such Interest Determination Date by three major banks (which may include affiliates of the underwriters for any offering of the Notes) in New York City selected by the Company, and whose name and contact information shall be provided by the Company in writing to the Calculation Agent, for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the Company are not quoting as mentioned in this sentence, but a LIBOR Event (as defined below) has not occurred, three-month LIBOR for the upcoming Interest Period to which the Interest Determination Date relates shall be Three-Month LIBOR as in effect in the current Interest Period or, in the case of the first Interest Period in the Floating Rate Period, the most recent Three-Month LIBOR that can be determined by reference to Bloomberg BBAM1.

(iii) Notwithstanding clauses (i) and (ii) above, if the Company, in its sole discretion, determines that three-month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Notes and the Company has notified the Calculation Agent in writing of such determination (a “LIBOR Event”), the Calculation Agent will use, as directed by the Company in writing, as a substitute for three-month LIBOR (the “Alternative Rate”) for each future Interest Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR. As part of such substitution, the Calculation Agent will, as directed by the Company in writing, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, Interest Determination Dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if the Company determines in its sole discretion that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR, the Company may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on the Company, the Calculation Agent, the Trustee and the holders of Notes. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or the Company determines, in its sole discretion, that there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed), Three-Month LIBOR for the upcoming Interest Period to which the determination date relates shall be Three-Month LIBOR as in effect for the current Interest Period; provided, however, that if this sentence is applicable with respect to the first Interest Determination Date related to the Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Fixed Rate Period will remain in effect during the Floating Rate Period.

The terms “Company,” “Trustee,” “Indenture,” “Base Indenture,” “Notes,” “Securities,” “First Supplemental Indenture” and “2028 Series” shall have the respective meanings set forth in the recitals to this First Supplemental Indenture and the paragraph preceding such recitals.

The terms “Adjustments,” “Alternative Rate,” “Bloomberg BBAM1,” “IFA” and “LIBOR Event” shall have the respective meanings set forth in the definition of Three-Month LIBOR.

Section 1.03 Acts of Holders of the Notes. Section 1.04 of the Base Indenture shall apply to the Notes; provided, that, solely with respect to the Notes:

(i) the following shall replace clause (viii) thereof:

“(viii) The Company may, but shall not be obligated to, set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 6.01 of this Indenture prior to such solicitation. If a record date is fixed, those persons who were Holders of Securities at such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date, provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Securities of such series on such record date. No such vote or consent shall be valid or effective for more than 120 days after such record date.”, and

(ii) the following clauses shall be added to the end of Section 1.04 of the Base Indenture as clauses (ix) and (x) thereof:

“(ix) The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to join in the giving or making of (i) any Notice of Default, (ii) any request to institute proceedings referred to in Section 7.07(ii) or (iii) any direction referred to in Section 7.12, in each case with respect to Securities of such series. If any record date is set pursuant to this paragraph, the Holders of Outstanding Securities of such series on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Securities of such series on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Securities of the relevant series on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Securities of the relevant series in the manner set forth in Section 1.06.

(x) With respect to any record date set pursuant to this Section 1.04, the party hereto which sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Securities of the relevant series in the manner set forth in Section 1.06, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the party hereto which set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.”.

ARTICLE 2

ESTABLISHMENT OF THE 2028 SERIES

AND TERMS OF THE NOTES

Section 2.01 Establishment of the Series of the Notes and Designation. There is hereby authorized and established a series of Securities designated as the “5.90% Fixed-to-Floating Rate Subordinated Notes due 2028,” initially offered in the aggregate principal amount of $300,000,000. The Notes that are a part of such series of Securities shall have the terms set forth in the Base Indenture and this First Supplemental Indenture, and the Notes shall be in substantially the form attached hereto as Exhibit A as provided in Section 5.01 hereof.

Section 2.02 Maturity. The date upon which the principal amount of the Outstanding Notes shall become due and payable at final maturity, together with any accrued and unpaid interest then owing, is November 6, 2028 (the “Stated Maturity Date”), unless such Notes shall have been redeemed in full prior to such date pursuant to Article 3 hereof. If the Maturity Date falls on any day that is not a Business Day, interest and principal on the Notes will be paid on the next succeeding Business Day (without adjustment in the amount of the interest paid). Interest payable on the Maturity Date will be payable to the Person to whom the principal of the Notes shall be payable.

Section 2.03 Form, Payment and Appointment.

(a) The Notes will be issued in permanent global only form and will be represented by one or more Global Notes (the “Global Notes”) registered in the name of or held by The Depository Trust Company (and any successor thereto) (“DTC”) or its nominee. DTC and any successor depositary appointed in accordance with the provisions below, are referred to as the “Depositary”.

(b) Except as provided below, Notes represented by the Global Notes shall not be exchangeable for, and shall not otherwise be issuable as, Notes in certificated form. No Global Notes may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than DTC or a nominee thereof unless (A) DTC has notified the Company that it (i) is unwilling or unable to continue as Depositary for the Global Notes and the Company does not appoint a successor Depositary within 90 days after receiving such notice, (B) DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended and the Company does not appoint a successor Depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency, (C) the Company notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form, or (D) any event will have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes. If the Company receives a notice or becomes aware of such occurrence of the kind specified in Clauses (A) or (B) above, it may, in its sole discretion, designate a successor Depositary for such Global Note within 90 days after receiving such notice or becoming aware of such occurrence. If the Company designates a successor Depositary as set forth above, such Global Note shall promptly be exchanged in whole for one or more other Global Notes registered in the name of the successor Depositary, whereupon such designated successor shall be the Depositary for such successor Global Note and the provisions of this section shall continue to apply thereto.

(c) In the circumstances described in Section 2.03(b) hereof, Notes in definitive form will be issued to each person that the Depositary identifies as the beneficial owner of the related Notes. Upon issuance of such Notes in definitive form, the Trustee shall register such Notes in the name of, and cause the same to be delivered to, such Person (or nominee thereof). Such Notes shall be issued only in fully registered form, without coupons, in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and subsequently may not be exchanged by a Holder of Notes in denominations of less than $1,000.

(d) Neither any members of, or participants in, a Depositary, nor any other Persons on whose behalf such members or participants may act, shall have any rights under this Indenture with respect to any Global Note registered in the name of a Depositary or any nominee thereof, and the applicable Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. None of the Company, the Trustee, any Paying Agent, any Security Registrar, any Authenticating Agent or any other agent of the Company or any agent of the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Security in the form of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company, the Trustee, any Paying Agent, any Security Registrar, any Authenticating Agent, and any other agent of the Company and any agent of the Trustee shall be entitled to deal with a Depositary, and any nominee thereof, that is the Holder of a Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole Holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Company, the Trustee, any Paying Agent, any Security Registrar or any other agent of the Company or any agent of the Trustee shall have any responsibility or liability for any acts or omissions of a Depositary with respect to a Global Note, for the records of any such Depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between such Depositary and any members or participants in such Depositary or other participant in such Depositary or between or among any such Depositary, any such member or participant in such Depositary or other participant and/or any holder or owner of a beneficial interest in such Global Note or for any transfers of beneficial interests in any such Global Note.

(e) Principal and, in the case of redemption, interest, if any, due on the Stated Maturity Date or any earlier date of redemption of a Note shall be payable against presentation and surrender of such Notes at the Place of Payment. Interest payable on an Interest Payment Date will be made by wire transfer in immediately available funds or, at the option of the Company in the event that the Notes are not represented by one or more Global Notes, by check mailed to the Person entitled thereto at such address as shall appear in the Security Register.

The Notes shall have such other terms as are set forth in the form thereof attached hereto as Exhibit A.

The Security Registrar, Paying Agent, the Trustee and the Calculation Agent for the Notes shall initially be Wilmington Trust, National Association.

The Notes will be issuable and may be transferred only in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The amounts payable with respect to the Notes shall be payable in U.S. Dollars.

Notwithstanding any other provision of this Indenture, (i) all payments on Global Notes may be made pursuant to the Applicable Procedures and (ii) any notice required to be given to Holders under the Indenture shall be sufficiently given if given to the Depositary for a Global Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

Section 2.04 Global Note. The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) registered in the name of DTC or its nominee and deposited with DTC or its designated custodian or such other Depositary as any officer of the Company may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form in accordance with Section 2.03 hereof, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.05 Interest.

(a) From and including the date of original issuance of the Notes to, but excluding November 6, 2023 (such period, the “Fixed Rate Period”), the Company will pay interest on the Notes at a fixed interest rate equal to 5.90% per annum, payable semi-annually in arrears, on May 6 and November 6 of each year, beginning on May 6, 2019 and ending on November 6, 2023. Unless redeemed, beginning with the Interest Payment Date on November 6, 2023, and on any Interest Payment Date thereafter to, but excluding the Maturity Date (the “Floating Rate Period”), the interest rate will reset to an annual interest rate equal to Three-Month LIBOR plus a spread of 278 basis points per annum, payable quarterly in arrears on each February 6, May 6, August 6 and November 6 of each year, beginning on February 6, 2024, subject to potential adjustment as provided in the definition of three-month LIBOR. The determination of Three-Month LIBOR for each relevant Interest Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s calculation of the amount of any interest payable during the Floating Rate Period will be maintained on file at the Calculation Agent’s principal offices.

(b) Interest on the Notes will accrue beginning on and including an Interest Payment Date (except that the initial Interest Period shall commence on and include the date of original issuance of the Notes) and ending on but excluding the next Interest Payment Date (each such period, an “Interest Period”).

(c) Interest on the Notes on any Interest Payment Date shall be payable to the Persons in whose names the relevant Notes are registered at the close of business on the Record Date for such Interest Payment Date. For the purpose of determining the Persons in whose names the relevant Notes are registered at the close of business on a Record Date that is not a Business Day, the close of business shall mean 5:00 p.m., New York City time, on the Record Date. Interest on the Notes payable on the Maturity Date or any Redemption Date shall be paid in accordance with Section 2.02 and Section 3.03, respectively.

(d) The amount of interest payable for any Interest Period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any Interest Period during the Floating Rate Period will be calculated based upon the actual number of days during the period divided by 360 days. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards.

(e) If any Interest Payment Date on or before November 6, 2023 is not a Business Day, then such date will nevertheless be an Interest Payment Date but interest on the Notes will be paid on the next succeeding Business Day (without adjustment in the amount of the interest paid). If any such date after November 6, 2023 that would otherwise be an Interest Payment Date is not a Business Day, then the next succeeding Business Day will be the applicable Interest Payment Date and interest on the Notes will be paid on such next succeeding Business Day, unless such day falls in the next calendar month, in which case the Interest Payment Date will be brought forward to the immediately preceding day that is a Business Day. In addition, if the Maturity Date or the Redemption Date falls on any day that is not a Business Day interest and principal on the Notes will be paid on the next succeeding Business Day (without adjustment in the amount of the interest paid).

(f) The establishment of Three-Month LIBOR for each Interest Period in the Floating Rate Period by the Calculation Agent (including, for the avoidance of doubt, at the Company’s direction in the case of clause (iii) of the definition of Three-Month LIBOR) or IFA, as applicable, shall (in the absence of manifest error) be final and binding. For the avoidance of doubt, any adjustments made pursuant to clause (iii) of the definition of Three-Month LIBOR shall not be subject to the vote or consent of the Holders of the Notes. Upon prior written request from any Holder of the Notes, the Calculation Agent will provide the interest rate in effect on the Notes for the current Interest Period and, if it has been determined, the interest rate to be in effect for the next Interest Period.

Section 2.06 Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and each Holder of Notes by the Holder’s acceptance thereof, likewise covenants and agrees, that the indebtedness evidenced by the Notes and the payment of the principal of, and interest, on each and all of the Notes is and will be expressly subordinated in right of payment to the prior payment in full of all Senior Indebtedness. The provisions of Article XIV of the Base Indenture shall apply to the Notes, provided that the term “Senior Indebtedness” shall have the meaning set forth in this First Supplemental Indenture.

Section 2.07 No Sinking Fund. The Notes are not entitled to the benefit of, or subject to, any sinking fund.

Section 2.08 No Conversion or Exchange Rights. The Notes are not convertible into, or exchangeable for, any equity securities, other securities or other assets of the Company or any of its Subsidiaries.

Section 2.09 Events of Default; Acceleration. The Events of Default relating to the Notes are defined in Section 7.01 of the Base Indenture and there shall be no other or additional Events of Default under the Notes. Upon the occurrence of an Event of Default, the rights and obligations of the Company and the Holders shall be as set forth in the Indenture. Notwithstanding Section 7.02 of the Base Indenture, for purposes of the 2028 Series, if an Event of Default occurs, the principal amount of all Outstanding Notes shall automatically become due and immediately payable without any declaration or other action on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of the then Outstanding Notes by notice to the Company and the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Event of Default and its consequences under the Indenture, in accordance with Section 7.13 of the Base Indenture.

Section 2.10 Title and Terms. Section 3.01 of the Base Indenture shall apply to the Notes; provided that solely with respect to the Notes:

(i) the following shall replace clause (xiv) thereof:

“(xiv) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which shall be payable or deliverable upon acceleration (whether by declaration or otherwise) of the Maturity thereof pursuant to Section 7.02;” and

(ii) the following shall replace clause (xvi) thereof:

“(xvi) the extent to which any of the Securities will be issuable in temporary or permanent global form, and in such case, the respective Depositaries for such global Securities and the manner in which any interest payable or deliverable on a temporary or permanent global Security shall be paid or delivered;”

Section 2.11 Persons Deemed Owners. Section 3.08 of the Base Indenture shall apply to the Notes; provided the following paragraph shall be added to the end of Section 3.08 of the Base Indenture and shall apply solely with respect to the Notes.

“Notwithstanding the foregoing, with respect to any global Security, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and holders of beneficial interests in any global Security, the operation of customary practices and adherence to the Applicable Procedures governing the exercise of the rights of the Depositary as Holder of such global Security.”

Section 2.12 Maintenance of Office or Agency. Section 5.02 of the Base Indenture shall apply to the Notes; provided the following paragraph shall be added to the end of Section 5.02 of the Base Indenture and shall apply solely with respect to the Notes.

“With respect to any global Security, and except as otherwise may be specified for such global Security as contemplated by Section 3.01, the Corporate Trust Office of the Trustee (or any successor office appointed pursuant to this Section 5.02) shall be the Place of Payment where such global Security may be presented or surrendered for payment or conversion or for registration of transfer or exchange, or where successor Securities may be delivered in exchange therefor, provided, however, that any such payment, presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depositary for such global Security shall be deemed to have been effected at the Place of Payment for such global Security in accordance with the provisions of this Indenture.”

Section 2.13 Application of Money or Other Property Collected. Section 7.06 of the Base Indenture shall apply to the Notes; provided the penultimate paragraph of Section 7.06 of the Base Indenture is deleted and replaced with the following.

“Second: To the payment of the amounts then due and unpaid upon the Securities of such series and coupons for principal of (and premium if any), Maturity Consideration and interest, respectively. Subject to 3.12(iv), the Holders of each series of Securities denominated in a Foreign Currency shall be entitled to receive a ratable portion of the amount determined by an Exchange Rate Agent by converting the principal amount Outstanding of such series of Securities in the currency in which such series of Securities is denominated into U.S. dollars at the Exchange Rate (as determined by the Exchange Rate Agent) as of the date of acceleration (whether by declaration or otherwise) of the Maturity of the Securities (or, if there is no such rate on such date for the reasons specified in Section 3.12(iv), such rate of the date specified in such section); and”

Section 2.14 Limitation on Suits. Solely for purposes of the Notes, the text of Section 7.07 of the Base Indenture is deleted and replaced with the following text.

“No Holder of any Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or Trustee, or for any remedy under the Indenture, unless:

(i)	that Holder has previously given to the Trustee written notice of a continuing Default with respect to the Notes;

(ii)	such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(iii)

the Holders of not less than a majority of the principal amount of the then-Outstanding Notes have made written request to the Trustee to institute proceedings in respect of such Default in its own name as Trustee under the Indenture, and offered indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv)	the Trustee has failed to institute the proceeding within 60 days after receipt of such notice, request and offer of indemnity; and

(v)	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes.

Notwithstanding the foregoing, the Holder of any Notes will have an absolute and unconditional right to receive payment or delivery of the principal of, premium and any interest on such Notes or payment of such coupon on or after the due dates expressed in such Notes and to institute suit for the enforcement of such payment.

The Holders of a majority in aggregate principal amount of the then Outstanding Notes by notice to the Company and the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default and its consequences under the Indenture.

In the case of a Default that is not also an Event of Default, neither the Trustee nor the Holders of the Notes will have the right to accelerate the Stated Maturity Date of the Notes. In such case, if the Default is continuing, the Trustee shall (at the direction of a majority of the Holders of the Notes, but subject to its rights to be indemnified prior to taking action) proceed to protect and enforce the rights of the Holders of Notes by such appropriate judicial proceedings as the Holders may direct to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted therein. Any such rights to receive payment of such amounts under the Notes remain subject to the subordination provisions of the provisions of the Notes and the Indenture set forth in Section 2.06 hereof.    There is no right of acceleration in the case of the Company’s failure to pay the principal of, or interest on, the Notes or the Company’s nonperformance of any other covenant or warranty under the Notes or the Indenture.”

Section 2.15 No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

Section 2.16 No Collateral. The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01 Optional Redemption. The Company may, at its option, redeem the Notes before the Stated Maturity Date, in whole or in part, on any Interest Payment Date on or after November 6, 2023. Any such redemption shall be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus unpaid interest, if any, accrued thereon to but excluding the Redemption Date fixed by the Company. Any early redemption of the Notes by the Company pursuant to this Section 3.01 will be subject to the receipt of the prior approval of the Federal Reserve, to the extent such approval is then required under capital adequacy rules of the Federal Reserve. Notice of Redemption shall be delivered in accordance with the provisions of Section 4.04 of the Base Indenture as modified by Section 3.07 of this First Supplemental Indenture and shall include the information required thereby, provided, however, that if the Notes to be redeemed are in the form of Global Notes, the notice of redemption shall be given in accordance with the Applicable Procedures. Notes duly called for redemption will become due and payable on the Redemption Date and at the Redemption Price. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portion thereof called for redemption. The Notes are not subject to repayment at the option of the Holders

Section 3.02 Redemption Upon Special Events. The Company may also, at its option, redeem the Notes before the Stated Maturity Date in whole, but not in part, at any time, upon the occurrence of a Tax Event, a Regulatory Capital Treatment Event, or a 1940 Act Event. Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus unpaid interest, if any, accrued thereon to but excluding the Redemption Date fixed by the Company; provided, however, that interest due on an Interest Payment Date falling prior to the scheduled Redemption Date will be payable to the Holders thereof as of the Record Date for such Interest Payment Date. Any early redemption of the Notes by the Company pursuant to this Section 3.02 will be subject to the receipt of the prior approval of the Federal Reserve, to the extent then required under capital adequacy rules of the Federal Reserve.

Section 3.03 Redemption Procedures; Redemption Payment. Notice of redemption (which notice may be conditional, in the Company’s discretion, on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if it determines that such conditions will not be satisfied) must be provided to the Holders of the Notes to be redeemed not less than 30 nor more than 60 days prior to the applicable Redemption Date. If any Redemption Date falls on any day that is not a Business Day, interest and principal on the Notes will be paid on the next succeeding Business Day (without adjustment in the amount of the interest paid). Interest payable on any Redemption Date will be payable to the Person to whom the principal of the Notes shall be payable.

Section 3.04 Effect of Redemption on Notes prior to Redemption Date. In the event of any redemption, neither the Company nor the Trustee will be required to (a) issue, register the transfer of, or exchange the Notes during a period beginning at the opening of business 15 days before the day of delivery of a notice of redemption of any such Notes selected for redemption and ending at the close of business on the day of delivery of notice of redemption, or (b) transfer or exchange any Notes so selected for redemption, except, in the case of any Notes being redeemed in part, any portion thereof not to be redeemed.

Section 3.05 Election to Redeem; Notice to Trustee. Solely with respect to the Notes, the text in Section 4.02 of the Base Indenture shall be replaced with the following paragraph:

“The election of the Company to redeem any Securities redeemable at the option of the Company shall be evidenced by a Board Resolution. In case of the redemption in part, but not in whole, of any series of Securities at the election of the Company, the Company shall, at least 60 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount or amount of Maturity Consideration of Securities of such series to be redeemed. In the case of any redemption of Securities prior to the expiration of any restriction on such redemption provided in the terms of such Securities or elsewhere in this Indenture, the Company shall furnish the Trustee with an Officers’ Certificate evidencing compliance with such restriction.”

Section 3.06 Selection by Trustee of Securities to be Redeemed. Section 4.03 of the Base Indenture shall apply to the Notes; provided, the first paragraph of Section 4.03 of the Base Indenture shall be replaced with the following paragraph, which shall apply solely with respect to the Notes:

“If less than all the Securities of any series are to be redeemed, the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee from the Outstanding Securities of such series not previously called for redemption, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the principal amount or issue price of Securities of such series or a denomination equal to or larger than the minimum authorized denomination for Securities of such series, provided, that to the extent the Securities of such series to be redeemed are in the form of a global Security, the Securities of such series to be redeemed shall be selected in accordance with the Applicable Procedures, and provided further that the unredeemed portion of the principal amount of any Security shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Security. If less than all the Securities of such series and of a specified tenor are to be redeemed (unless such redemption affects only a single Security), the particular Securities to be redeemed shall be selected not more than 45 days prior to the Redemption Date by the Security Registrar, or in accordance with the Applicable Procedures, as the case may be, from the Outstanding Securities of such series and specified tenor not previously called for redemption in accordance with the preceding sentence. Unless otherwise provided by the terms of the Securities of any series the denominations of the Securities so selected for partial redemption shall be, in the case of Registered Securities, equal in value to $1,000 or an integral multiple of $1,000 in excess thereof, and the principal amount of any such Securities which remains outstanding shall not be less than the minimum authorized denomination for Securities of such series.”

Section 3.07 Notice of Redemption. Section 4.04 of the Base Indenture shall apply to the Notes; provided, the first paragraph of Section 4.04 of the Base Indenture shall be replaced with the following paragraph, which shall apply solely with respect to the Notes:

“Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed at his address appearing in the Security Register or, in the Bearer Securities, in the memo provided in Section 1.06, or, if the Securities to be redeemed are in the form of global Securities, in accordance with the Applicable Procedures.”

Section 3.08 Applicability of Base Indenture. To the extent not inconsistent with this Article 3, the provisions of Article Four of the Base Indenture shall apply to any redemption hereunder.

ARTICLE 4

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER OF ASSETS

Solely for purposes of the Notes, the text of Section 10.01 of the Base Indenture shall be replaced with the following text.

“The Company shall not consolidate with, amalgamate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to another Person, or permit any Person to consolidate with or merge into the Company, unless:

(i)

in case the Company shall consolidate with, amalgamate with, or merge into another Person, or convey, transfer or lease its properties and assets substantially as an entirety to another Person, (x) the Company is the surviving corporation or (y) the Person formed by such consolidation or amalgamation or into which the Company is merged, or to which the Company conveys or transfers the Company’s properties and assets, (1) is a corporation, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2) expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee, the due and punctual payment or delivery of the principal of and any premium and interest on the Notes issued under the Indenture, and the performance or observance of any other covenant of the Indenture on the part of us to be performed or observed;

(ii)

immediately after giving effect to such transaction, no Default, and no event which, after notice or lapse of time or both, would become a Default under the Indenture shall have occurred and be continuing; and

(iii)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel regarding compliance with the Indenture and satisfaction of conditions precedent.

For this purpose, “corporation” means a corporation, association, company or business trust.

This Section 10.01 shall not prohibit:

(i)	a merger of the Company with an Affiliate solely for the purposes of reincorporating the Company in another jurisdiction; or

(ii)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries.”

ARTICLE 5

FORM OF NOTES

Section 5.01 Form of Notes. The Notes and the Trustee’s certificate of authentication thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve in accordance with the terms hereof and of the Base Indenture, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 6

ISSUE OF NOTES

Section 6.01 Original Issue of Notes. Notes having an aggregate principal amount of $300,000,000 may from time to time, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with a written order of the Company pursuant to Section 3.03 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

Section 6.02 Additional Issues of Notes. The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Securities, which Securities will rank pari passu with the Notes and be identical in all respects as the Notes except for their issuance date, the issue price and the first Interest Payment Date, provided that such additional Securities either shall be fungible with the Notes for federal income tax purposes or shall be issued under a separate CUSIP number. Such additional Securities will be consolidated and form a single series with the Notes under the Indenture.

ARTICLE 7

IMMUNITY OF SHAREHOLDERS, EMPLOYEES, AGENTS, OFFICERS AND

DIRECTORS

Section 7.01 Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer, director, employee or agent, as such, past, present or future, of the Company or of any successor Person to the Company, it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issuance of the Notes.

ARTICLE 8

TRUSTEE

Section 8.01 Preferential Collection of Claims against Company. Section 8.01 of the Base Indenture shall apply to the Notes; provided, clause (ii) of Section 8.01 of the Base Indenture shall be replaced with the following clause (ii), which shall apply solely with respect to the Notes:

“In case an Event of Default has occurred and is continuing as to a series of Securities as to which it is Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.”

Section 8.02 Preferential Collection of Claims against Company. Solely with respect to the Notes, the text of Section 8.02 of the Base Indenture shall be replaced with the following paragraph:

“Within 90 days after the occurrence of any default hereunder actually known by a Responsible Officer of the Trustee with respect to Securities of any series, the Trustee shall transmit by mail to all Holders of Securities of such series (or in accordance with the Applicable Procedures of the Depositary, in the case of global Notes), as their names and addresses appear in the Security Register notice of such default hereunder, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any), Maturity Consideration or interest on any Security of such series, or in the payment of any sinking fund installment with respect to Securities of such series, the Trustee shall be protected in withholding such notice if and so long as the board of directors or a Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of Securities of such series; and provided further, that in the case of any default of the character specified in Section 7.07(d) with respect to Securities of such series, no such notice to Holders of Securities of such series shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term “default” with respect to Securities of any series, means any event which is, or after notice or lapse of time, or both, would become, a Default or Event of Default with respect to Securities of such series.”

Section 8.03 Preferential Collection of Claims against Company. Solely with respect to the Notes, the text of Section 8.13 of the Base Indenture shall be replaced with the following sentence:

“If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Securities), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).”

ARTICLE 9

SUPPLEMENTAL INDENTURES

Section 9.01 Supplemental Indentures Without Consent of Securityholders. Section 9.01 of the Base Indenture shall apply to the Notes; provided, that the following paragraph shall be added to the end of Section 9.01 of the Base Indenture and shall only apply to the Notes:

“Not in limitation of the foregoing, without notice to or the consent of any Holder of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to (x) implement the terms of clause (iii) in the definition of Three-Month LIBOR included in the First Supplemental Indenture or (y) conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” section contained in the Company’s prospectus supplement, dated November 1, 2018, relating to the offering of the Notes, to the extent that such provision in such Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture or the Notes, which intent may be evidenced by an Officers’ Certificate to that effect.”

ARTICLE 10

OTHER PERMANENT AMENDMENTS TO BASE INDENTURE

Section 10.01 Certain Rights of Trustee. Section 8.03 of the Base Indenture is hereby amended to (x) delete the “and” at the end of clause (ix) thereof, (z) replace the “.” at the end of clause (x) thereof with a “;” and (z) add the following clauses (xi) through (xviii) to the end of Section 8.03.

“(xi)     before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel;

(xii)     any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Security shall be conclusive and binding upon future Holders of Security and upon Securities executed and delivered in exchange therefor or in place thereof. The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded;

(xiii)     the Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions;

(xiv)     the Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture;

(xv)     any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty;

(xvi)     the Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action;

(xvii)     neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of their respective directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party.

The Trustee shall not be responsible for any inaccuracy in the information obtained from the Company or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness; and

(xviii)    if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively and without liability rely on its failure to receive such notice as reason to act as if no such event occurred.”

Section 10.02 Certain Rights of Trustee. Section 8.07 of the Base Indenture is hereby amended to replace clauses (ii) and (iii) with clauses (i) and (i) below.

“(ii)     to pay to or to reimburse each of the Trustee, any Co-Trustee, the Security Registrar, the Authenticity Agent any Co-Security Registrar and any Paying Agent, as the case may be, upon their request for all reasonable expenses, disbursements and advances incurred or made by any one of them in accordance with any provision of this Indenture (including the reasonable and documented compensation and the expenses and disbursements of their agents and counsel), except any such expense, disbursement or advance as may be attributable to their negligence, bad faith or willful misconduct (as finally determined by a court of competent jurisdiction); and

(iii) to indemnify each of the Trustee, any Co-Trustee, the Security Registrar, the Authenticity Agent any Co-Security Registrar and any Paying Agent, and any predecessor of each of them as the case may be, for, and to hold each of them harmless against any and all loss, liability, damage, claim or expense, including taxes (other than taxes based on the income of each of them) incurred without negligence, bad faith or willful misconduct (as finally determined by a court of competent jurisdiction) on the part of such entity, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending themselves against any claim (whether asserted by the Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder (including those incurred with respect to enforcement of its right to indemnity under this Section 8.07).”

ARTICLE 11

MISCELLANEOUS

Section 11.01 Ratification of Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 11.02 Trustee Not Responsible for Recitals. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as statements of the Company and not those of the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or of the proceeds thereof.

Section 11.03 New York Law To Govern. THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 11.04 Separability. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired by such invalid, illegal or unenforceable provision.

Section 11.05 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “.pdf’ or “.tif’) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “.pdf’ or “.tif’) shall be deemed to be their original signatures for all purposes.

Section 11.06 Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties to this First Supplemental Indenture and their successors under this First Supplemental Indenture, the Persons in whose names the Notes are registered on the Security Register from time to time and, to the extent provided in Article Fourteen of the Base Indenture, the holders of Senior Indebtedness, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 11.07 Conflict with Base Indenture. If any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, such provision of this First Supplemental Indenture shall control.

Section 11.08 Provisions of Trust Indenture Act Controlling. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this First Supplemental Indenture, the provision of the Trust Indenture Act shall control.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ R. Patrick Quinn
Name:	R. Patrick Quinn
Title:	Corporate Secretary

[New York Community Bancorp, Inc.– Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael H. Wass
Name:	Michael H. Wass
Title:	Vice President

[New York Community Bancorp, Inc.– Signature Page to First Supplemental Indenture]

EXHIBIT A

[NOTE: The following legend is to be placed at the beginning of any Global Note representing the Notes.]

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO IN THIS SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR ITS NOMINEE. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES OF THIS SERIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF SUCH A TRANSFEROR TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF SUCH A TRANSFEREE OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF SUCH A TRANSFEROR AND ANY PAYMENT IS MADE TO SUCH A TRANSFEREE, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, SUCH A TRANSFEROR, HAS AN INTEREST HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED HEREIN) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY AS EVIDENCED HEREBY (1) ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR ANY OF THE COMPANY’S SUBSIDIARIES AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE REFERRED TO IN THIS SECURITY).

[Definitive Securities Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE SECURITY REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS THE SECURITY REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[Deemed ERISA Representation Legend]

ANY PURCHASER OR HOLDER OF THE NOTES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS ACQUISITION OF THE NOTES THAT IT EITHER (1) IS NOT A PENSION, PROFIT-SHARING OR OTHER EMPLOYEE BENEFIT PLAN (EACH, A “PLAN”) SUBJECT TO THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY (A “PLAN ASSET ENTITY”) OR AN EMPLOYEE BENEFIT PLAN THAT IS A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA), A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) OR A NON-U.S. PLAN (AS DESCRIBED IN SECTION 4(B)(4) OF ERISA) (“NON-ERISA ARRANGEMENTS”) AND IS NOT PURCHASING THE NOTES ON BEHALF OF OR WITH THE ASSETS OF ANY PLAN, PLAN ASSET ENTITY OR NON-ERISA ARRANGEMENT OR (2) THE ACQUISITION AND HOLDING OF THE NOTES WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY OTHER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS.

NEW YORK COMMUNITY BANCORP, INC.

5.90% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2028

No. R-1	CUSIP: 649445 AC7

$300,000,000	ISIN: US649445AC78

New York Community Bancorp, Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any permitted successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Three Hundred Million Dollars ($300,000,000) (or such other amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto) on November 6, 2028 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior to such date as permitted below, and to pay interest on the Outstanding principal amount of this Note (i) from and including the date of issuance or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding November 6, 2023 (the “Fixed Rate Period”) at the rate of 5.90% per annum, payable semi-annually in arrears on May 6 and November 6 of each year (each, a “Fixed Rate Interest Payment Date”), commencing on May 6, 2019 and ending on November 6, 2023, and (ii) from and after November 6, 2023, at a floating rate per annum equal to Three-Month LIBOR (as defined in the First Supplemental Indenture hereinafter referred to) as determined for the applicable Interest Period (as defined in the First Supplemental Indenture hereinafter referred to), plus a spread of 278 basis points, payable quarterly in arrears on February 6, May 6, August 6 and November 6 of each year (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates”), commencing on February 6, 2024, with such interest, in the case of any interest payable on this Note with respect to the Fixed Rate Period, calculated on the basis of a 360-day year consisting of twelve 30-day months, or, in the case of any interest payable on this Note after the Fixed Rate Period, calculated on the basis of the actual number of days in the Interest Period in respect of which interest is payable divided by 360, until the principal of the Notes has been paid in full or a sum sufficient to pay the principal of the Notes in full has been made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in, and subject to exceptions specified in, the Indenture, be paid to the Person in whose name this Note, or any predecessor Note, is registered at the close of business on the Record Date for such Interest Payment Date.

Principal and, in the case of redemption, interest, if any, due on the Stated Maturity Date or any earlier date of redemption of a Note shall be payable against presentation and surrender of this Note at the office or agency of the Company maintained for such purpose which shall initially be Wilmington Trust, National Association, as Trustee, located at 1100 North Market Street, Wilmington, Delaware 19890, Attn: New York Community Bancorp, Inc. Administrator. Interest payable on an Interest Payment Date will be made by wire transfer in immediately available funds or, at the option of the Company in the event that the Notes are not represented by one or more Global Notes, by check mailed to the Person entitled thereto at such address as shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 6, 2018

NEW YORK COMMUNITY BANCORP, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated: November 6, 2018

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

NEW YORK COMMUNITY BANCORP, INC.

5.90% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2028

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “5.90% Fixed-to-Floating Rate Subordinated Notes due 2028” (herein called the “Notes”) initially issued in an aggregate principal amount of $300,000,000 on November 6, 2018. Such series of Securities has been established pursuant to the Indenture, dated as of November 6, 2018 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the First Supplemental Indenture between the Company and the Trustee, dated as of November 6, 2018 (the “First Supplemental Indenture”, and the Base Indenture as supplemented and amended by the First Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered on the Security Register from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent that the terms of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms of the Indenture shall govern.

All capitalized terms used in this Note and not defined herein that are defined in the Base Indenture or the First Supplemental Indenture shall have the meanings assigned to them in the Base Indenture or the First Supplemental Indenture. If any capitalized term used and defined in this Note is also defined in the Base Indenture or the First Supplemental Indenture, in the event of any conflict in the meanings ascribed to such capitalized term, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof and interest thereon, is subordinated in right of payment to all existing and future obligations of the Company constituting Senior Indebtedness (as defined in the First Supplemental Indenture), on the terms and subject to the terms and conditions as provided and set forth in the First Supplemental Indenture and shall rank at least equally in right of payment with all future unsecured subordinated indebtedness of the Company that do not by its terms rank junior to the Notes. Each Holder of this Security, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Section 2.09 of the First Supplemental Indenture. Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event the Company fails to pay the principal of, or interest on, any of the Notes or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes: (a) in whole or in part on any Interest Payment Date on or after November 6, 2023 or (b) in whole, but not in part, at any time following the occurrence of a Tax Event, Tier 2 Capital Event or 1940 Act Event. Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus unpaid interest, if any, accrued thereon to but excluding the Redemption Date fixed by the Company. Any early redemption of the Notes by the Company will be subject to the receipt of the prior approval of the Federal Reserve, to the extent then required under capital adequacy rules of the Federal Reserve.

The Notes of this series are not entitled to the benefit of, or subject to, any sinking fund.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities of each series (each series voting as a class) affected thereby and at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of a series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive certain past Defaults and Event of Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of, and interest on, this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series shall not be convertible into, or exchangeable for, any equity securities, other securities or other assets of the Company or any Subsidiary.

The Notes of this series are issuable only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest (if any) on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Wilmington Trust, National Association will act as the Company’s principal Paying Agent with respect to the Notes through its offices presently located at 1100 North Market Street, Wilmington, Delaware 19890, Attn: New York Community Bancorp, Inc. Administrator. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[end reverse side of note]

ASSIGNMENT FORM

To assign the within Security, fill in the form below:

I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint as agent to transfer this Security on the books of Independent Bank Group, Inc. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee: *

NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial Outstanding principal amount of this Global Note is $300,000,000. The following increases or decreases in the principal amount of this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in the Principal Amount of this Global Note	Principal Amount of this Global Note following such Decrease or Increase	Signature of Authorized Signatory of Trustee